                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
  (section mark)240.14a-12

                       TANGER FACTORY OUTLET CENTERS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                       TANGER FACTORY OUTLET CENTERS, INC.

                           1400 WEST NORTHWOOD STREET
                        GREENSBORO, NORTH CAROLINA 27408

                                  ------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 9, 1997




To Our Shareholders:

          On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Shareholders (the "Meeting") of TANGER FACTORY OUTLET CENTERS, INC. (the "Company") to be held on Friday, May 9, 1997 at 10 o'clock a.m. at The Marriott Hotel, Piedmont Triad International Airport, Greensboro, North Carolina, for the following purposes:

          1.      To elect Directors to serve for the ensuing year;

          2. To ratify an amendment to the 1993 Stock Option Plan and the 1993 Unit Option Plan to increase the number of shares of the Company's Common Shares which may be issued under the Stock Option Plan and the number of units of the Company's majority owned partnership, Tanger Properties Limited Partnership (the "Operating Partnership"), which may be issued under the Unit Option Plan from 1,000,000 in the aggregate to 1,500,000 in the aggregate; and,

          3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

          Only common shareholders of record at the close of business on March 31, 1997, will be entitled to vote at the Meeting or any adjournment(s) thereof.


          PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                                   Sincerely,



                                   Stanley K. Tanger
                                   Chairman of the Board and
                                   Chief Executive Officer
April  9, 1997

                       TANGER FACTORY OUTLET CENTERS, INC.

                           1400 WEST NORTHWOOD STREET
                        GREENSBORO, NORTH CAROLINA 27408

                                  ------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 9, 1997

          This Proxy Statement is furnished to shareholders of Tanger Factory Outlet Centers, Inc., (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Friday, May 9, 1997, at 10 o'clock a.m. for the purposes set forth in the Notice of Meeting.

          This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to shareholders.

          Holders of record of Common Shares of the Company (the "Common Shares") as of the close of business on the record date, March 31, 1997, are entitled to receive notice of, and to vote on all proposals at, the Meeting. The outstanding Common Shares constitute the only class of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 19, 1997, there were 6,742,885 Common Shares issued and outstanding.

          Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on the properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director and FOR the ratification of an amendment to the 1993 Stock Option Plan and the 1993 Unit Option Plan to increase the number of shares of the Company's Common Shares and the number of units of the Company's majority owned partnership, Tanger Properties Limited Partnership (the "Operating Partnership"), which may be issued under the Unit Option Plan from 1,000,000 in the aggregate to 1,500,000 in the aggregate; provided however, shares held by a broker or nominee who has not received specific voting instructions from the beneficial owner will not be voted FOR or AGAINST the ratification of the amendment to the Option Plans. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Dissenters will not have rights of appraisal with respect to the matters to be acted upon at the Meeting.

          Under the Company's By-laws and North Carolina law, shares represented at the Meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the Meeting. Directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present. Accordingly, shares which are present at the Meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the shares entitled to vote in the election at the Meeting. All other proposals to come before the Meeting require a plurality of the votes cast regarding the proposal. Accordingly, shares which are present at the Meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the proposal unless the Business Corporation Act requires that the proposal be approved by a greater number of affirmative votes than a plurality of the votes cast.

          The Company's 1996 Annual Report for the calendar year ended December 31, 1996, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to shareholders on or about April 9, 1997. The principal executive offices of the Company are located at 1400 West Northwood Street, Greensboro, North Carolina 27408.

ELECTION OF DIRECTORS

          The Company's By-Laws provide that directors be elected at each annual meeting of shareholders. Pursuant to such By-Laws, the current directors of the Company (the "Directors") have fixed the number of directors to be elected at five. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the five nominees for director designated below, all of whom are presently directors of the Company, to serve until the next Annual Meeting of Shareholders and until their successors are elected and shall qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Information Regarding Nominees (as of February 28, 1997):



                                                                 Present Principal Occupation or
Name                             Age                       Employment and Five-Year Employment History
Stanley K. Tanger                 73       Chairman of the Board of Directors and Chief Executive Officer of the
                                           Company; President of the Company from inception to December 1994.
                                           Mr. Tanger opened one of the Country's first outlet shopping centers in
                                           Burlington, N.C. in 1981.  He was the founder and Chief Executive of the Company's predecessor formed in 1981 until its business was acquired by the Company in 1993.
Steven B. Tanger                  48       Director of the Company since May 1993.  President and Chief
                                           Operating Officer since January 1995; Executive Vice President from
                                           1986 to 1994.  Mr. Tanger joined the Company's predecessor in 1986 and is the son of Stanley K. Tanger.
Jack Africk                       68       Director of the Company since June 4, 1993.  Chairman of the Board of
                                           Evolution Consulting Group, Inc since 1993.  Vice Chairman of Duty
                                           Free International Inc. from 1993 to 1994; Vice Chairman of UST Inc.
                                           ("UST") from 1990 through 1993; President and Chief Executive Officer of US Tobacco Company, a UST subsidiary, from 1987 through 1990.
William Benton                    51       Director of the Company since June 4, 1993.  Chairman of the Board and
                                           Chief Executive Officer of Benton Investment Company since 1982.
                                           Chairman of the Board and Chief Executive Officer of Health Equity
                                           Properties, Inc. from 1989 to September 1994; President of Health
                                           Equity Properties, Inc. from 1987 to 1989 and from 1991 to September
                                           1994.  Director and Chief Executive Officer of ACREMS, Inc. through
                                           November 1991.
Thomas E. Robinson                49       Director of the Company since January 21, 1994.  Director (since March
                                           1994), President (since August 1994) and Chief Financial Officer (since
                                           July 1996) of Storage USA, Inc.; a senior executive of Jerry J. Moore
                                           Investments from August 1993 through August 1994; Partner in Coopers
                                           & Lybrand's National Real Estate Industry Service's Group and Director
                                           of the Firm's Real Estate Investment Trust Advisory Services from
                                           November 1989 through July 1993.


          Mr. Africk is also a director of Duty Free International Inc., Transmedia Networks Inc. and Crown Central Petroleum Corporation. Mr. Robinson is also a director of CenterPoint Properties Corporation.

          All directors of the Company serve terms of one year or until the election of their respective successors. The Board of Directors held four regular and three special meetings during 1996. Each of the above Directors was in attendance at all regular and special meetings of the Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS

          Audit Committee. The Board of Directors has established an Audit Committee consisting of three directors who are not concurrently serving as officers of the Company ("Independent Directors"). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Messrs. Africk, Benton and Robinson currently serve on the Audit Committee, with Mr. Africk serving as chairman. During 1996 there were three meetings of the Audit Committee.

          Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee consisting of a majority of independent directors. The Executive Compensation Committee is charged with determining compensation for the Company's executive officers. Messrs. Africk, Benton and Stanley K. Tanger currently serve on the Executive Compensation Committee, with Mr. Africk serving as chairman. During 1996 there were two meetings of the Executive Compensation Committee.

          Stock and Unit Option Committee. The Board of Directors has established a Stock and Unit Option Committee consisting of three Independent Directors. The Stock and Unit Option Committee administers the Company's Stock Option Plan and the Operating Partnership's Unit Option Plan. Messrs. Benton, Africk and Robinson currently serve on the Stock and Unit Option Committee, with Mr. Benton serving as chairman. During 1996 there were two meetings of the Stock and Unit Option Committee.

          Each of the Directors serving on the aforementioned Committees of the Board of Directors was in attendance at all meetings of such Committees held as indicated above. The Board of Directors has not established a separate nominating committee.

COMPENSATION OF DIRECTORS

          During 1996, the Board of Directors paid its directors who are not officers of the Company an annual compensation fee of $12,000 and a per meeting fee of $500 (for each Board of Directors meeting and each Committee meeting attended). Beginning in 1997, the annual compensation fee will be $15,000 and the per meeting fee, for each meeting attended, will be $750. In addition, each such director who is a member of the Stock and Unit Option Committee receives 3,000 stock options in each of the first three years of his directorship at an exercise price equal to the closing price on the day prior to the day the options were granted (except for the initial grant of options to Messrs. Africk and Benton, as described below), with each such set of options vesting over five years. On June 4, 1993, the Company granted options to purchase 3,000 Common Shares, exercisable in five equal annual installments beginning on the first anniversary of such date, to each of Messrs. Africk and Benton. The exercise price of such options granted was set at $22.50 per Common Share, the initial public offering price of the Common Shares. Officers of the Company who are also directors will not be paid any director fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of February 28, 1997, available to the Company with respect to its Common Shares, $.01 par value per share, and of partnership interests in the Operating Partnership (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission (the "SEC")) of more than 5% of such shares and (ii) held individually and as a group, by the Directors and executive officers of the Company:


                                                    NUMBERS OF
                                                    SHARES OF                                             PERCENT OF ALL
                                                      COMMON        PERCENT OF ALL       NUMBER OF          SHARES OF
                                                      SHARES          SHARES OF            UNITS              COMMON
                                                   BENEFICIALLY         COMMON          BENEFICIALLY          SHARES
NAME AND BUSINESS ADDRESS OF BENEFICIAL OWNERS      OWNED (1)           SHARES             OWNED            AND UNITS
----------------------------------------------     -----------         --------           -------          ----------
Stanley K. Tanger (2)                                147,796               2.2%         3,168,305             33.0%
   Tanger Factory Outlet Centers, Inc.
   1400 West Northwood Street
   Greensboro, NC   27408
Steven B. Tanger(3)                                      ---               ---            126,000              1.3%
   Tanger Factory Outlet Centers, Inc.
   150 East 59th Street
   New York, NY  10155
Cohen & Steers Capital Management, Inc.              684,100              10.2%                                7.0%
   757 Third Avenue
   New York, NY  10017
Franklin Resources, Inc.                             467,400               7.0%                                4.8%
   777 Mariners Island Boulevard
   San Mateo, CA  94404
Directors and Executive Officers as a Group          162,348               2.4%         3,331,705              34.7%
(13 persons)(4)

--------------------
(1) The ownership reported herein is based upon filings with the Securities and Exchange Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Articles of Incorporation.

(2) Includes 139,031 shares and 3,033,305 Units owned by the Tanger Family Limited Partnership, of which Stanley K. Tanger is the general partner and may be deemed to be the beneficial owner. Also includes 8,765 shares and 135,000 presently exercisable options to purchase Units owned by Stanley K. Tanger individually. Does not include 185,000 options to purchase Units, which are presently unexercisable, owned by Stanley K. Tanger individually.

(3) Includes 126,000 presently exercisable options to purchase Units. Does not include 139,031 shares and 3,033,305 Units owned by the Tanger Family Limited Partnership, (Steven B. Tanger is a limited partner of the Tanger Investments Limited Partnership, which is a limited partner of Tanger Family Limited Partnership). Does not include 149,000 options to purchase Units which are presently unexercisable. Does not include 8,765 Common Shares actually owned or 139,031 Common Shares which may be deemed beneficially owned by Steven B. Tanger's father, Stanley K. Tanger.

(4) Includes 10,800 presently exercisable options to purchase shares of Common Shares and 298,400 presently exercisable options to purchase Units. Does not include 16,200 options to purchase shares of Common Shares and 492,600 options to purchase Units which are presently unexercisable. Does not include 325 Preferred Depositary Shares purchased by one of the directors of the Company.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid for the fiscal years ended December 31, 1996, 1995 and 1994 with respect to each of the five persons who are expected to be the most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during such year.




                                              SUMMARY COMPENSATION TABLE
                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                ANNUAL COMPENSATION                       AWARDS
                                     ------------------------------------------     ------------------
                                                                 OTHER ANNUAL                             ALL OTHER
  NAME AND PRINCIPAL POSITION YEAR      SALARY($)   BONUSES($) COMPENSATION($)      OPTIONS/SARS(#)(5) COMPENSATION($)
Stanley K. Tanger,            1996        275,000      375,000       ---                        50,000        1,875(4)
   Chairman of the Board of   1995        250,000      350,000       ---                        45,000             ---
   Directors and Chief        1994        150,000      250,000       ---                        45,000             ---
   Executive Officer(1)(2)
Steven B. Tanger,             1996        225,000      325,000       ---                        35,000       19,025(3)
   President and Chief        1995        200,000      300,000       ---                        30,000
    Operating Officer(1)      1994        150,000      250,000       ---                        30,000

Rochelle G. Simpson,          1996        165,000       10,178       ---                        12,500        1,875(4)
   Secretary, Senior Vice     1995        140,000          ---       ---                        10,000        1,750(4)
   President-Administration   1994        130,038          ---       ---                        12,500        1,265(4)
   and Finance                                                                                                     ---
Willard A. Chafin, Jr.,       1996        175,000       10,795       ---                        12,500        1,875(4)
   Senior Vice President-     1995        152,500       25,000       ---                        10,000        1,906(4)
   Leasing, Site Selection,   1994        142,523          ---       ---                         5,000        1,356(4)
   Operations and Marketing                                                                                        ---
Joseph H. Nehmen(6)           1996        153,692        9,480       ---                        10,000          984(4)
   Vice President-Operations  1995         49,615          ---       ---                        10,000             ---

---------------
(1) A portion of the salaries of Stanley K. Tanger and Steven B. Tanger are paid by the Company for services to the Company and the remainder are paid by the Operating Partnership.

(2) In addition, Stanley K. Tanger owns the stock of Stanley K. Tanger & Company ("SKT Co."), which performed certain marketing services for the Company during 1994 and 1995. SKT Co. was paid an annual fee equal to cost plus $5,000 per year.

(3) The Company provides term life insurance to Steven B. Tanger at a current annual premium of $17,150. In addition, the Company provided $1,875 as a Company match under the employee 401(k) plan.

(4)  Company match under employee 401(k) plan.

(5) Number of Units of limited partnership interest in the Operating Partnership under option grant.

(6) Mr. Nehmen joined the Company in September 1995 and thus the annual compensation shown for 1995 represents less than a full calendar year. In addition, Mr. Nehmen received $8,250 during 1995 as payment for consulting services provided the Company prior to his becoming an employee and $4,123 as reimbursement of costs incurred to relocate his residence to Greensboro, North Carolina. Mr. Nehmen is the son-in-law of Stanley K. Tanger.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in 1996 to the named executive officers.


                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF SHARE
                                                                                                PRICE APPRECIATION FOR
                                 INDIVIDUAL GRANTS (1)                                             OPTION TERM (2)
                                -----------------------                                           ----------------
            (A)                  (B)            (C)            (D)            (E)                (F)               (G)
                                            % OF TOTAL
                                              OPTIONS
                                              GRANTED
                                UNIT            TO
                               OPTIONS       EMPLOYEES     EXERCISE
                               GRANTED       IN FISCAL       PRICE         EXPIRATION
           NAME                  (#)          YEAR (%)      ($/SH)            DATE               5%($)           10%($)
           ----                 -----        ---------     --------          ------              -----           ------
Stanley K. Tanger               50,000         21.0         24.25           10/31/06           762,550         1,932,400
Steven B. Tanger                35,000         14.7         24.25           10/31/06           533,785         1,352,680
Rochelle G. Simpson             12,500          5.3         24.25           10/31/06           190,638           483,100
Willard A. Chafin, Jr.          12,500          5.3         24.25           10/31/06           190,638           483,100
Joseph H. Nehmen                10,000          4.2         24.25           10/31/06           152,510           386,480

------------
(1) Represents options to purchase Units of limited partnership interest in the Operating Partnership. The options vest ratably over five years, have a 10-year term and an exercise price as indicated in the table. The exercise price represents the fair market value of the Units at the time of grant, assuming such Units were exchanged for Common Stock of the Company as provided for in the partnership agreement of the Operating Partnership.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

     The following table provides information on option exercises in 1996 by the named executive officers, and the value of each such officer's unexercised options at December 31, 1996.



            (A)                     (B)                 (C)                    (D)                             (E)
                                                                                                             VALUE OF
                                                                                                     UNEXERCISED IN-THE-MONEY
                                                                      NUMBER OF UNEXERCISED                 OPTIONS AT
                              SHARES ACQUIRED          VALUE          OPTIONS AT YEAR END(#)              YEAR-END ($)(1)
           NAME                ON EXERCISE(#)       REALIZED($)     EXERCISABLE UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
           ----                --------------       -----------     -------------------------       -------------------------
Stanley K. Tanger                     --               --             135,000         185,000        541,125          620,750
Steven B. Tanger                      --               --             126,000         149,000        527,250          529,625
Rochelle G. Simpson                   --               --              19,000          36,000         66,250          105,688
Willard A. Chafin, Jr.                --               --               7,000          25,500         22,125           75,688
Joseph H. Nehmen                      --               --               2,000          18,000          7,250           57,750

------------
(1) Based upon the closing price of the Company's Common Shares on the New York Stock Exchange on December 31, 1996 of $27.125 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Compensation Committee of the Board of Directors, which is required to have a majority of Independent Directors, is charged with determining compensation for the Company's executive officers. Messrs. Africk, Benton and Stanley K. Tanger currently serve on the Executive Compensation Committee, with Mr. Africk serving as chairman.

         Mr. Stanley K. Tanger is Chief Executive Officer and Chairman of the Board of Directors of the Company.

         Mr. Stanley K. Tanger is an investor in certain real estate joint ventures owning three properties managed by the Company. See Certain Relationships and Related Transactions.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's relationship with the Operating Partnership is described on page 14. Except as expressly described below, references to compensation (or policies with respect thereto) paid by the Company refer to compensation paid by both the Company and the Operating Partnership.

         This Committee believes that the Company's success is attributable in large part to the management and leadership efforts of its executive officers. The Company's management team has substantial experience in owning, operating, managing, developing and acquiring interests in factory outlet centers. Stanley
K. Tanger, Chairman of the Board and Chief Executive Officer, and Steven B. Tanger, President and Chief Operating Officer, provide the company with strategic business direction.

         During 1996, through the efforts of management, the Company completed construction and put into operation an additional 181,142 square feet of retail space and began construction of approximately 240,000 additional square feet. The Company has maintained its centers at an average of 99% leased and has continued to vigorously explore opportunities for new developments and acquisitions. Accordingly, the Company intends to continue to maintain compensation policies, plans and programs which will reward management and provide additional incentives for the enhancement of cash flows, and consequently real property and shareholder values. By reason of their ownership of minority interests in the Operating Partnership and the grant of share and Unit options, the financial interests of the Company's senior executives are aligned with those of its shareholders. The Company's two most senior executives have significant components of their compensation tied to (i) the Company's Funds From Operations ("FFO") per share as compared to a target and (ii) any increase in the Company's stock price from the price at its initial public offering.

         The Company's business is most competitive and the Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The Company currently has employment contracts with each of the named executives on page 6. Pursuant to those contracts, each executive (except Stanley K. Tanger) is prohibited from engaging in activities in competition with the Company during the term of employment and for a period of one year following termination of employment. Stanley K. Tanger is permanently prohibited from engaging in competitive activities.

         The cash compensation for the Company's Chief Executive Officer, Stanley K. Tanger, is determined pursuant to his employment contract. This contract provided for a base annual salary during 1996 of $275,000. In addition, he was entitled to a bonus ranging from $100,000 to $375,000 based upon the amount, if any, by which the Company's FFO per share (calculated on a fully diluted basis assuming the conversion of all outstanding Series A Preferred Shares and all minority interest Operating Partnership Units) exceeded a target per share. If the Company's FFO had not exceeded the target, Mr. Tanger would have received no bonus. Mr. Tanger's contract is designed to run from January 1 to December 31 of each year. For the twelve month period ended on December 31,1996, the Company's FFO exceeded the target necessary for Mr. Tanger to receive the maximum bonus allowed under the contract. For the year ended December 31, 1996, the Company paid 20% of Mr. Tanger's base annual salary and the Operating Partnership paid the remainder of Mr. Tanger's compensation, including his bonus. For periods thereafter, the ratio will be determined by the Company acting in its capacity as General Partner of the Operating Partnership and on its own behalf.

         During 1993, the Internal Revenue Code of 1986 was amended to include
Section 162(m). Section 162(m) denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the Chief Executive Officer and any of the Company's other four most highly compensated officers) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ended December 31, 1996. It is not clear that Section 162(m) is applicable to that portion of executive compensation payable by the Operating Partnership. Based upon proposed Treasury regulations, bonuses payable to the Company's executives under their present employment contracts and compensation attributable to options granted under the Stock and Unit Option Plans may be considered as compensation subject to the
Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax deductible under Section 162(m).

                  Jack Africk (Chairman)
                  Stanley K. Tanger
                  William Benton


As to that portion of the report which pertains to Mr. Stanley K. Tanger's compensation:

                  Jack Africk (Chairman)
                  William Benton

                             SHARE PRICE PERFORMANCE


                              ---------------------


         The following share price performance chart compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Share price performance for the period May 1993 (the month in which the Company completed its initial public stock offering) through December 1996, is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of dividends.



(The Performance Graph appears here. The plot points are listed in the table below.)

             May 93         Dec 93         Dec 94         Dec 95         Dec 96
TANGER       100            130.20         113.70         130.84         154.09
NAREIT       100            102.90         106.16         122.37         165.52
S&P          100            108.10         109.54         150.54         185.10

EMPLOYMENT CONTRACTS

         Each of the Messrs. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three year employment contract, which is automatically extended for one additional year on January 1 of each year beginning January 1, 1997, with both the Company and the Operating Partnership. The base salary provided for in such contracts may be increased after one year. Upon termination of employment, Stanley K. Tanger has agreed not to compete with the Company for the remainder of his life. Steven B. Tanger has agreed not to compete with the Company for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by the Company and/or the Operating Partnership or within a 50 mile radius of any commercial property which the Company and/or the Operating Partnership negotiated to acquire, lease or operate within the six month period prior to termination . The covenant not to compete mandates that, during the term of the contract and during the effective period of the covenant, such executives direct their commercial real estate activities through the Company, with exceptions for development of properties which were owned collectively or individually by them, by members of their families or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to the initial public offering (including the three factory outlet centers in which Stanley K. Tanger is a 50% partner and a single shopping center in Greensboro, North Carolina (the "Excluded Properties")). In no event will either of Messrs. Tanger engage in the development, construction or management of factory outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant (with the exception of the Excluded Properties and as described above). See "Certain Relationships and Related Transactions." In addition, such executives will not engage in any active or passive investment in property relating to factory outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company.

         The contracts for Stanley K. Tanger and Steven B. Tanger provide for annual bonuses based upon the Company's performance as measured by FFO per share. The minimum bonus in each calendar year period for each of the Tangers is $100,000, and will be paid if FFO per share (after payment of such bonuses) equals or exceeds the annual minimum target for such year. The annual minimum target for calendar years beginning prior to December 31, 1996 is the average FFO per share for the calendar quarters from July 1, 1993 to the quarter ending immediately prior to the current calendar year and multiplied by four. The annual minimum target for years beginning after December 31, 1996 is the average FFO per share for the three previous calendar years. The annual minimum target, however, will never fall below $1.552 per share. The Tangers will receive additional bonus payments, based on the percentage by which actual FFO per share exceeds the annual minimum target, up to a maximum of 100% of base salary. If the employment of either of Messrs. Tanger terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, the terminated executive shall receive a severance benefit equal to 300% of the sum of (a) his annual base salary (b) the higher of (i) the prior year's annual bonus and (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year. If employment terminates by reason of death or disability, the executive or his estate shall receive a lump sum amount equal to his annual base salary that would have been paid for the remaining contract term if employment had not terminated, and in addition, will receive an amount equal to the executive's annual bonus which would have been paid during the year of termination had the executive not terminated, multiplied by the fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365.

         The employment agreements with Stanley K. Tanger and Steven B. Tanger also grant them certain registration rights with respect to the shares of Common Shares that they beneficially own.

         Rochelle G. Simpson and Willard A. Chafin each currently have an employment contract with the Company expiring December 31, 1998. Each contract may be extended by an additional three year period by mutual written agreement between the executive and the Company. The contracts establish base salaries of $165,000 for Ms. Simpson and $175,000 for Mr. Chafin for the year ending December 31, 1996, which amounts will be increased by $10,000 each year thereafter during the contract term. If the employment of either executive is terminated due to death or disability or if the term of employment is not extended for an additional three years, the executive will receive a severance payment of $125,000. Further, if the employer materially breaches the employment contract and the employment contract is terminated or rescinded by the executive, the Company will pay the executive compensation due for the remainder of the contract term plus $125,000. During the term of employment and for a period of one year thereafter, each executive is prohibited from engaging directly or indirectly in any aspect of the factory outlet business within a radius of 100 miles of, or in the same state as, any factory outlet center owned or operated by the Company.

         Joseph H. Nehmen has a three year employment contract expiring in 1998 which is automatically extended for one additional year on each anniversary of the commencement date of the agreement (but not beyond the 10th anniversary of the commencement date). The contract establishes a base salary during the contract term of not less than $150,000. If the employment of Mr. Nehmen terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, he will receive a severance benefit equal to 300% of his annual base salary which will be payable at the same time and in the same manner as the annual base salary would have been paid had not his employment terminated. If employment terminates by reason of death or disability, the executive or his estate shall receive an amount equal to his annual base salary payable in 12 equal monthly installments. During the term of employment and for a period of one year thereafter, Mr. Nehmen is prohibited from engaging directly or indirectly in the development or operation of a retail shopping facility within a radius of 100 miles of, or in the same state as, any retail shopping facility owned or operated by the Company.

         Stanley K. Tanger and Steven B. Tanger are employed and compensated by both the Operating Partnership and the Company. Management believes that the allocation of such persons' compensation as between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. The remainder of the employees are employed solely by the Operating Partnership.

STOCK OPTION PLAN AND UNIT OPTION PLAN

         The Company established its non-qualified and incentive stock option plan (the "Stock Option Plan") in 1993 for the purpose of attracting and retaining the Company's directors, executive officers and certain key employees. The Operating Partnership established its non-qualified unit option plan (the "Unit Option Plan") in 1993 for the same purpose. Each of the Stock Option Plan and Unit Option Plan was amended in 1996 to increase the number of shares and units covered. The following summary of each of the Stock Option Plan and the Unit Option Plan is qualified in its entirety by reference to the full text of the plans, copies of which are on file with the Securities and Exchange Commission.

         1,000,000 of the Company's Common Shares have been reserved for issuance under the Stock Option Plan or reserved for issuance upon conversion of Units under the Unit Option Plan. Unit Options and Stock Options under the two plans may not exceed a total of 1,000,000 shares or Units (without giving effect to certain antidilution adjustments). The Stock Option Plan allows for the grant of "incentive" or "non-qualified" options and is administered by the Stock and Unit Option Committee.

         In the case of grants of non-qualified stock options or non-qualified Unit options, except as described below, the exercise price per share or per Unit will be determined by the Stock and Unit Option Committee of the Board of Directors and the term of option will be 10 years. There is no limit on the number of non-qualified options which may be granted to any one individual, provided that the grant or exercise of the options shall not cause the Company to fail to qualify as a REIT for federal income tax purposes.

         In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Stock Option Plan provides that the exercise price must be at least 110% of the fair market value on the date of grant. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Stock Option Plan, or any other plan of the Company, which stock is exercisable for the first time during any calendar year, may not exceed $100,000. Furthermore, stock received upon exercise of an incentive stock option may not be sold within one year of exercise of the option or within two years of the grant of the option.

         An optionee under the Stock Option Plan (or the Unit Option Plan, respectively) may, with the consent of the Stock and Unit Option Committee, elect to pay for the shares or Units to be received upon exercise of his options in cash, shares of Common Shares (or Units, respectively) or any combination thereof. Units received upon exercise of Unit options are exchangeable for Common Shares.

         The Stock and Unit Option Committee has the authority under each of the Stock Option Plan and the Unit Option Plan to determine the terms of options granted under the Stock Option Plan or Unit Option Plan, as the case may be, including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or nonqualified option shall be granted, the number of shares or Units, as the case may be, to be subject to each option and the date or dates each option shall become exercisable.

         Pursuant to the Unit Option Plan, on July 19, 1993, the Operating Partnership granted options with respect to 180,000 Units to each of Stanley K. Tanger and Steven B. Tanger and on October 25, 1993 the Operating Partnership also granted options to purchase a total of 34,000 Units to certain other officers and employees of the Operating Partnership. The exercise price of all of such options was set at $22.50 per Unit, based on the initial public offering price of $22.50 per Common Share. Twenty percent of such options is exercisable beginning on the first anniversary of the date such options were granted, and an additional twenty percent of the options is first exercisable beginning on each successive anniversary thereof for the subsequent four years.

         Pursuant to the Stock Option Plan, from June 4, 1993 to January 22, 1996, the Company granted to each of its three Independent Directors options to acquire 3,000 shares of Common Shares in each of the first three years of his directorship.

         Pursuant to the Unit Option Plan, on July 25, 1994, the Operating Partnership granted options with respect to 45,000 Units to Stanley K. Tanger and 30,000 Units to Steven B. Tanger and 56,000 Units to certain other employees of the Operating Partnership. During 1995, the Operating Partnership granted options with respect to 45,000 Units to Stanley K. Tanger, 30,000 Units to Steven B. Tanger and 70,550 Units to certain other employees of the Operating Partnership. During 1996, the Operating Partnership granted options with respect to 50,000 Units to Stanley K. Tanger, 35,000 Units to Steven B. Tanger and 149,700 Units to certain other employees of the Operating Partnership.

AMENDMENT TO THE STOCK OPTION PLAN AND UNIT OPTION PLAN

         It is proposed that the Company's Stock Option Plan and Unit Option Plan be amended to increase the number of shares of the Company's Common Shares which may be issued under the Stock Option Plan and the number of units of the Operating Partnership which may be issued under the Unit Option Plan from 1,000,000 in the aggregate to 1,500,000 in the aggregate. The directors, executive officers and other key employees who may receive grants of options to acquire such additional shares will continue to be determined in the future by the Stock and Unit Option Committee.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE AMENDMENT.

FEDERAL TAX CONSEQUENCES

         The following is a general description of the Federal income tax consequences associated with the Stock Option Plan. It is not intended as a description of all Federal tax consequences, nor does it describe state, foreign or local tax consequences.

         No taxable income will be recognized by an optionee upon the grant of an option right, and the Company will not be entitled to a tax deduction for any such grant.

         No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option increases the optionee's alternative minimum taxable income and may, therefore, result in an alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within two years of the date of grant or within one year after the transfer of such shares to the optionee, then
(a) upon disposal of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company.

         If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized in an arm's length transaction for such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. Special rules may apply where the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934 or where all or a portion of the exercise price of the incentive stock option is paid by tendering Common Shares.

         To the extent incentive stock options to any optionee become exercisable for the first time in any calendar year for shares having a fair market value (determined at the date of grant of the option) in excess of $100,000, the option will be treated for tax purposes as a non-qualified option.

         With respect to non-qualified options, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount provided it satisfies certain withholding obligations, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company manages for a fee three factory outlet centers owned by joint ventures, in which Stanley K. Tanger and a third party each have a fifty percent interest. As a result, certain conflicts of interest may arise between Mr. Tanger's duties and responsibilities to the Company and his duties and responsibilities to the joint ventures in ensuring the adequate provision of services. In addition, conflicts of interest may arise over the allocation of management resources between the Company's properties and the joint venture properties. However, the arrangement under which the Company provides services to the joint ventures can be terminated by either party, with or without cause, upon 30 days' notice. To minimize potential conflicts of interest, all significant transactions between the Company and the joint ventures, including continuing the arrangement for providing management services, will be approved by a disinterested majority of the Company's Board of Directors. As a general matter, the Company does not expect to engage in any other transactions with any member of management in his or her individual capacity. Revenues from managing the joint ventures accounted for less than one-tenth of one percent of the Company's revenues in 1996.

         The Company was formed through a series of transactions occurring concurrently with the completion of the initial public offering of the Company's Common Shares on June 4, 1993. These transactions included the following:

         o Stanley K. Tanger contributed to the Company the Kittery II, Maine Property for 203,765 Common Shares. These shares, at a price equal to the initial public offering price of the Common Shares, would have had an aggregate value of $4.6 million. The Company contributed this Property to the Operating Partnership for the same number of general partnership Units in the Operating Partnership.

         o The Tanger Family Limited Partnership contributed to the Company the Gonzales, Louisiana Property for 139,031 Common Shares. These shares, at a price equal to the initial public offering price of the Common Shares, would have had an aggregate value of $3.1 million. The Company contributed this Property to the Operating Partnership for the same number of general partnership Units in the Operating Partnership.

         o The Tanger Family Limited Partnership contributed the remaining Properties to the Operating Partnership for 3,033,305 limited partnership Units in the Operating Partnership. These Units, if exchanged at a price equal to the initial public offering price of the common Shares, would have had an aggregate value of $68.2 million.

         o The Operating Partnership assumed substantially all of the assets and liabilities of the Tanger factory outlet center business. All of the Tanger Properties are owned and operated by the Operating Partnership.

         During 1996, the Operating Partnership granted 50,000 options to purchase Units to Mr. Stanley K. Tanger, 35,000 options to purchase Units to Mr. Steven B. Tanger and options to acquire a total of 149,700 Units to certain officers and employees of the Operating Partnership. See "Stock Option Plan and Unit Option Plan".


GENERAL -

         Appointment of Independent Auditors. The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. to audit the accounts of the Company with respect to its operations for the fiscal year ending on December 31, 1997 and to perform such other services as may be required. Should the firm be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. Coopers & Lybrand L.L.P. served as independent auditors of the Company for the fiscal year ended December 31, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

         Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1996, or written representations from certain reporting persons, no Forms 3, 4 or 5 were filed delinquently by those persons.

         Shareholders' Proposals. This Proxy Statement and form of proxy will be sent to shareholders in an initial mailing on or about April 9, 1997. Proposals of shareholders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 1998 must be received by the Company no later than November 30, 1997. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

         Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

*******************************************************************************
                                    APPENDIX



P
R
O
X
Y

                              [FRONT SIDE OF CARD]


                       TANGER FACTORY OUTLET CENTERS, INC.
             APPOINTMENT OF PROXY FOR ANNUAL MEETING ON MAY 9, 1997


              THE UNDERSIGNED SHAREHOLDER OF TANGER FACTORY OUTLET CENTERS, INC., A NORTH CAROLINA CORPORATION, HEREBY CONSTITUTES AND APPOINTS STANLEY K. TANGER AND ROCHELLE G. SIMPSON, AND EACH OF THEM, PROXIES WITH FULL POWER OF SUBSTITUTION TO ACT FOR THE UNDERSIGNED AND TO VOTE THE SHARES WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF THE SHAREHOLDERS OF SUCH CORPORATION ON MAY 9, 1997, AND AT ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, AS INSTRUCTED ON THE REVERSE SIDE UPON THE PROPOSALS WHICH ARE MORE FULLY SET FORTH IN THE PROXY STATEMENT OF TANGER FACTORY OUTLET CENTERS, INC. DATED APRIL 9, 1997 (RECEIPT OF WHICH IS ACKNOWLEDGED) AND IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING BUT NOT LIMITED TO, ANY PROPOSAL TO ADJOURN OR POSTPONE THE MEETING. ANY APPOINTMENT OF PROXY HERETOFORE MADE BY THE UNDERSIGNED FOR SUCH MEETING IS HEREBY REVOKED.

                  TANGER FACTORY OUTLET CENTERS, INC. RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                               (SEE REVERSE SIDE)

                               [BACK SIDE OF CARD]


PLEASE MARK VOTES
AS IN THIS EXAMPLE
[X]

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN IN THIS APPOINTMENT OF PROXY. IF NOT OTHERWISE DIRECTED HEREIN, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2; PROVIDED HOWEVER, SHARES HELD BY A BROKER OR NOMINEE WHO HAS NOT RECEIVED SPECIFIC VOTING INSTRUCTIONS FROM THE BENEFICIAL OWNER WILL NOT BE VOTED FOR OR AGAINST THE RATIFICATION OF THE AMENDMENT TO THE OPTION PLANS.

1.  TO ELECT DIRECTORS TO SERVE FOR THE ENSUING YEAR.
NOMINEES:  STANLEY K. TANGER, STEVEN B. TANGER,
JACK AFRICK, WILLIAM G. BENTON AND THOMAS E. ROBINSON

   FOR            WITHHELD

   [ ]              [ ]

   [ ]___________________________________________
         FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2. TO RATIFY AN AMENDMENT TO THE 1993 STOCK OPTION PLAN AND THE 1993 UNIT OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON SHARES WHICH MAY BE ISSUED UNDER THE STOCK OPTION PLAN AND THE NUMBER OF UNITS OF THE OPERATING PARTNERSHIP WHICH MAY BE ISSUED UNDER THE UNIT OPTION PLAN FROM 1,000,000 IN THE AGGREGATE TO 1,500,000 IN THE AGGREGATE.


[ ]   FOR            [ ] AGAINST           [ ] ABSTAIN

MARK HERE FOR
ADDRESS CHANGE
AND NOTE BELOW
[ ]

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE
POSTAGE-PAID ENVELOPE ENCLOSED.

                                         PLEASE SIGN EXACTLY AS NAME APPEARS
                                         HEREON. WHEN SHARES ARE HELD BY JOINT
                                         TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                         AS AN ATTORNEY, EXECUTOR,
                                         ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                         GIVE FULL TITLE AS SUCH. IF A
                                         CORPORATION, SIGN IN FULL CORPORATE
                                         NAME BY PRESIDENT OR OTHER AUTHORIZED
                                         OFFICER. IF A PARTNERSHIP, SIGN IN
                                         PARTNERSHIP NAME BY AUTHORIZED PERSON.


SIGNATURE: ____________DATE:________    SIGNATURE: ______________DATE:_______